                                                                     Exhibit 4.3
                                 VIDAMED, INC.

                               PURCHASE AGREEMENT

     This Purchase Agreement (the "Agreement") is made as of May 20, 1998 (the "Agreement Date"), by and between VidaMed, Inc., a Delaware corporation (the "Company") with its principal office at 46107 Landing Parkway, Freemont, California 94538, and the purchasers set forth on Exhibit A hereto (individually a "Purchaser" and collectively the "Purchasers").

                                  Section 1.

                Purchase and Sale of Common Stock and Warrants
                ----------------------------------------------

     1.1  Purchase and Sale of Common Stock.  Each Purchaser, severally and not
          ---------------------------------
jointly, agrees to purchase from the Company, and the Company agrees to issue and sell to such Purchaser, the number of shares (the "Shares") of Common Stock, $0.00l par value (the "Common Stock") of the Company set forth on opposite such Purchaser's name on Exhibit A hereto. The purchase price for one Share of Common Stock (the "Purchase Price") pursuant to this Agreement shall be $4.00.

     1.2  Issuance of Warrants.  The Company shall issue to each Purchaser a
          --------------------
warrant (individually a "Warrant" and collectively the "Warrants") exercisable for one fourth (1/4) of the number of Shares purchased by such Purchaser. Each Warrant, the form of which is attached hereto as Exhibit B, entitles the registered holder thereof to purchase Common Stock at a price of $5.00 per share (which equals 1.25 times the Purchase Price), subject to adjustment in certain circumstances, commencing on the date hereof until three years from the Closing (as defined below). The Shares, the Warrants and the shares of Common Stock issuable upon exercise of the Warrants (the "Warrant Shares") are herein collectively referred to as the "Securities."

                                  Section 2.

                            Closing Date; Delivery
                            ----------------------

     2.1  Closing Date.  The completion of the purchase and sale of the Shares
          ------------
and the Warrants will be held at such place and time agreed upon by the Placement Agents (as defined below) and the Company, and the Purchasers will receive prior notification of the Closing by facsimile, telex, cable or by other means deemed appropriate by the Company (the "Closing"). The date of the Closing is hereinafter referred to as the "Closing Date."

     2.2  Delivery.  At the Closing, the Company will deliver to each Purchaser
          --------
the certificates evidencing the Shares and Warrants purchased by such Purchaser as shown on Exhibit A and an opinion of Wilson Sonsini Goodrich & Rosati, counsel to the Company, in the form of Exhibit C. Such delivery shall be against payment of the Purchase Price for the Shares by wire transfer of immediately available funds to the Company's bank account (in accordance with instructions furnished by the Company).
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                                  Section 3.

                 Representations and Warranties of the Company
                 ---------------------------------------------

     The Company represents and warrants to the Purchasers as follows:

     3.1  Organization and Standing.  The Company is a corporation duly
          -------------------------
organized and validly existing under, and by virtue of, the laws of the State of Delaware and is in good standing as a domestic corporation under the laws of said state, and has the requisite corporate power and authority to own its properties and to carry on its business as now being conducted. Other than as disclosed in the SEC Documents (as defined below), the Company has no subsidiaries or direct or indirect ownership in any firm, corporation or business which either, individually or in the aggregate, is material to the business of the Company. The Company is qualified to do business and is in good standing as a foreign corporation in every jurisdiction in which its ownership of property or conduct of business requires it so to be qualified and in which the failure to so qualify would have a material adverse effect on the financial condition or business of the Company.

     3.2  Corporate Power; Authorization.  The Company has all requisite legal
          ------------------------------
and corporate power and authority and has taken all requisite corporate action to duly authorize, execute and deliver this Agreement, to sell and issue the Shares and the Warrants and to carry out and perform all of its obligations under and contemplated by this Agreement. This Agreement has been duly executed and delivered by an authorized officer of the Company and constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting the enforcement of creditors' rights generally.

     3.3  Issuance and Delivery.  The Shares and the Warrants have been duly
          ---------------------
authorized, and, when issued and delivered in compliance with this Agreement, will be duly and validly issued and delivered and will be outstanding, fully paid, nonassessable and free and clear of all pledges, liens, encumbrances and restrictions, and will conform to the description thereof contained in the Registration Statement (or incorporated by reference therein). The Warrant Shares have been duly authorized and reserved for issuance upon exercise of the Warrants, and such shares, when issued upon such exercise in accordance with the terms of the Company's Certificate of Incorporation and the Warrants, respectively, and when the price is paid upon exercise of the Warrants, shall be fully paid and non-assessable. No preemptive rights, or other rights to subscribe for or purchase, exist with respect to the issuance and sale of the Securities by the Company pursuant to this Agreement. No further approval or authority of the stockholders or the Board of Directors of the Company will be required for the issuance and sale of the Securities to be sold by the Company as contemplated herein.

     3.4  SEC Documents; Financial Statements; Subsequent Events.  The Company
          ------------------------------------------------------
has filed in a timely manner all documents that the Company was required to file with the Securities and Exchange Commission ("SEC") under Sections 13, 14(a) and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), during the twelve (12) months preceding the date of this Agreement and all rules and regulations thereunder. As of their respective filing dates, all documents filed by the Company with the SEC (the "SEC

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Documents") complied in all material respects with the requirements of the
Exchange Act or the Securities Act of 1933, as amended (the "Securities Act"), as applicable and all rules and regulations thereunder. None of the SEC Documents contained, as of their respective dates, any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, and such SEC Documents, when read as a whole, do not contain any untrue statements of a material fact and do not omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents (the "Financial Statements") comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto. The Financial Statements have been prepared in accordance with United States generally accepted accounting principles consistently applied and fairly present the financial position of the Company and any subsidiaries at the dates thereof and the results of the Company's operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal adjustments). By virtue of certain issuances of Common Stock by the Company during April 1998, the exercise price under certain outstanding warrants of the Company issued in September 1997 will be reduced from $6.33 per share to an exercise price equal to the Purchase Price.

     3.5  Registration Statement.
          ----------------------
          (a) The Company has filed with the SEC a registration statement on Form S-3 (File No. 333-45895), which has become effective, for the registration under the Securities Act of the Shares and the Warrant Shares. The Company proposes to file with the SEC pursuant to Rule 424 under the Securities Act a supplement to the form of prospectus included in such registration statement relating to the Shares and the Warrant Shares and the plan of distribution thereof and has previously advised the Purchasers of all further information (financial and other) with respect to the Company to be set forth therein. Such registration statement, including the exhibits thereto, as amended at the date of this Agreement, is hereinafter called the "Registration Statement"; such prospectus in the form in which it appears in the Registration Statement is hereinafter called the "Basic Prospectus" and supplemented form of prospectus, in the form in which it shall be filed with the SEC pursuant to Rule 424(b) (including the Basic Prospectus as so supplemented) is hereinafter called the "Final Prospectus." Any reference herein to the Registration Statement, the Basic Prospectus or the Final Prospectus shall be deemed to refer to and include the documents incorporated by reference therein pursuant to Item 12 of Form S-3 which were filed under the Exchange Act on or before the date of this Agreement, or the issue date of the Basic Prospectus or the Final Prospectus, as the case may be; and any reference herein to the terms "amend," "amendment" or "supplement" with respect to the Registration Statement, the Basic Prospectus or the Final Prospectus shall be deemed to refer to and include the filing of any document under the Exchange Act after the date of this Agreement, or the issue date of the Basic Prospectus or the Final Prospectus, as the case may be, and deemed to be incorporated therein by reference.

          (b) As of the date hereof, when the Final Prospectus is filed pursuant to Rule 424(b) under the Securities Act, when, prior to the Closing Date, any amendment to the Registration Statement becomes effective (including the filing of any document incorporated by reference in the Registration Statement), when any supplement to the Final Prospectus is filed

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with the SEC and at the Closing Date, (i) the Registration Statement, as amended as of any such time and the Final Prospectus, as amended or supplemented as of any such time, complies or will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the respective rules thereunder and (ii) neither the Registration Statement, as amended as of any such time, nor the Final Prospectus, as amended or supplemented as of any such time, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading .

     3.6  Governmental Consents.  No consent, approval, order or authorization
          ---------------------
of, or registration, qualification, designation, declaration or filing with, any federal, state, or local governmental authority on the part of the Company is required in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement except for the filing of a Nasdaq National Market Notification Form (pursuant to Rule 10b-17 promulgated under the Exchange Act) with the Nasdaq National Market, each of which will be filed in a timely manner.

     3.7  Exempt Transactions.  Subject to the accuracy of the Purchasers'
          -------------------
representations and warranties in Section 4 of this Agreement, the offer, sale and issuance of the Warrants in conformity with the terms of this Agreement constitute transactions exempt from the registration requirements of Section 5 of the Securities Act and from the registration or qualification requirements of the laws of any applicable state or United States jurisdiction.

     3.8  No Material Adverse Change.  Except as otherwise disclosed herein,
          --------------------------
since March 31, 1998, there have not been any changes in the assets, liabilities, financial condition, business or operations of the Company from that reflected in the Financial Statements except (i) changes in the ordinary course of business which have not been, either individually or in the aggregate, materially adverse and (ii) the Company's continued incurrence of operating losses and negative cash flow, which have occurred at a rate not materially in excess of the rate at which operating losses and negative cash flows were incurred from January 1, 1997 to March 31, 1998.

     3.9  Intellectual Property.  The Company owns or possesses adequate rights
          ---------------------
to use all patents, patent rights, inventions, trademarks, trade names, copyrights, licenses, governmental authorizations, trade secrets and know-how that are used or necessary for the conduct of its business as described in the SEC Documents; except as described in the SEC Documents, neither the Company nor any of its subsidiaries has received any notice of, or has any knowledge of, any infringement of or conflict with asserted rights of others with respect to any patent, patent right, invention, trademarks, trade names, copyrights, licenses, governmental authorizations, trade secret or know-how that, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a material adverse effect on the condition (financial or otherwise), earnings, operations or business of the Company and its subsidiaries considered as a whole.

     3.10  Authorized Capital Stock.  The authorized capital stock of the
           ------------------------
Company conforms, as of the dates for which such information is given, in all material respects to the statements relating thereto contained in the SEC Documents. The issued and outstanding shares of capital stock of the Company have been duly authorized, validly issued and are fully paid and nonassessable; except as set forth or referred to in the SEC Documents, no warrants, options or other rights to purchase, agreements or other obligations to issue, or agreements or other rights to convert any obligation into, any shares of capital stock of the Company have been granted or entered into by the Company. All of the above securities of the Company were issued in compliance with all applicable federal and state securities laws and were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities. No holder of any security of the Company is entitled to any preemptive or similar rights to purchase any securities of the Company.

     3.11  Litigation.  There are no actions, suits, proceedings or
           ----------
investigations pending or, to the best of the Company's knowledge, threatened against the Company or any of its properties before or by any court or arbitrator or any governmental body, agency or official in which there is a reasonable likelihood (in the judgment of the Company) of an adverse decision that (a) would have a material adverse effect on the Company's properties or assets or the business of the Company as presently conducted or proposed to be conducted or (b) would impair the ability of the Company to perform in any material respect its obligations under this Agreement. The Company is not in default with respect to any judgment, order or decree of any court or governmental agency or instrumentality which, individually or in the aggregate, would have a material adverse effect on the assets, properties or business of the Company.

     3.12  Preemptive and Registration Rights.  There are no preemptive rights,
           ----------------------------------
rights of first refusal, repurchase rights or any other right of the Company or any third party as to the Securities which have not been satisfied or waived.

     3.13  Compliance With Other Instruments.  The business and operations of
           ---------------------------------
the Company have been and are being conducted in accordance with all applicable laws, rules and regulations of all governmental authorities, except for such violations of applicable laws, rules and regulations which would not, individually or in the aggregate, have a material adverse effect on the assets, properties, financial condition or business of the Company. Neither the execution and delivery of, nor the performance or compliance with, this Agreement and the transactions contemplated hereby, will, with or without the giving of notice or the passage of time, (i) result in any breach of, or constitute a default under, or result in the imposition of any lien or encumbrance upon any asset or property of the Company pursuant to, any agreement or other instrument to which the Company is a party or by which it or any of its properties, assets or rights is bound or effected, except for such breach or default or the imposition of any such lien or encumbrance which, either individually or in the aggregate, would not have a material adverse effect on the assets, properties, financial condition or business of the Company or (ii) violate the Certificate of Incorporation or Bylaws of the Company, or any law, rule, regulation, judgment, order or decree. The Company is not in violation of its Certificate of Incorporation or Bylaws nor in violation of, or in default under, any lien, indenture, mortgage, lease, agreement, instrument, commitment or arrangement, except for such defaults which would not, individually or in the aggregate, have a material adverse effect on the assets, properties, financial condition or business of the Company, or subject to any restriction which would prohibit the Company from entering into or performing its obligations under the Agreement.

     3.14  Brokers or Finders.  To the knowledge of the Company and except for
           ------------------
claims of Musket Research, Inc. and Moness Crespi (the "Placement Agents") in connection with this

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transaction, no person, firm or corporation has or will have, as a result of any act or omission of the Company, any right, interest or valid claim against the Purchasers for any commission, fee or other compensation as a finder or broker in connection with the transactions contemplated by this Agreement. The fees and commissions payable to the Placement Agents shall be paid by the Company and the Company shall indemnify and hold each Purchaser harmless for any claims made by the Placement Agents concerning the purchase of the Securities.

     3.15  Compliance with Environmental Laws.  Except as disclosed in the SEC
           ----------------------------------
Documents, the Company is not in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, and, to the best of the Company's knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law or regulation. To the best of the Company's knowledge, the Company does not have any material liability to any governmental authority or other third party arising under or as a result of any such past or existing statute, law or regulation.

     3.16  No Implied Representations.  All of the Company's representations and
           --------------------------
warranties are contained in this Agreement and no other representations or warranties by the Company shall be implied.

     3.17  Contracts.  The contracts so described in the SEC Documents or
           ---------
incorporated by reference therein are in full force and effect on the date hereof, except for contracts the termination or expiration of which would, individually or in the aggregate, not have a material adverse effect on the business, properties or assets of the Company, and neither the Company nor any of its subsidiaries, nor to the Company's knowledge, any other party is in breach of or default under any of such contracts.

     3.18  Properties.  The Company has good and marketable title to all the
           ----------
properties and assets reflected as owned in the financial statements included in the SEC Documents, subject to no lien, mortgage, pledge, charge or encumbrance of any kind except (i) those, if any, reflected in such financial statements, or
(ii) those which are not material in amount and do not adversely affect the use made and promised to be made of such property by the Company and its subsidiaries. The Company and any applicable subsidiary holds its leased properties under valid and binding leases, with such exceptions as are not materially significant in relation to the business of the Company and the subsidiaries. Except as disclosed in the SEC Documents, the Company owns or leases all such properties as are necessary to its operations as now conducted or as proposed to be conducted.

     3.19  Compliance.  The Company has not been advised, and has no reason to
           ----------
believe, that either it or any of its subsidiaries is not conducting business in compliance with all applicable laws, rules and regulations of the jurisdictions in which it is conducting business; except where failure to be so in compliance would not materially adversely affect the condition (financial or otherwise), business, results of operations or prospects of the Company and its subsidiaries.

     3.20  Taxes.  The Company and its subsidiaries have filed all necessary
           -----
federal, state and foreign income and franchise tax returns and have paid or accrued all taxes shown as due thereon, and the Company has no knowledge of any tax deficiency which has been or might be asserted or threatened against the Company or its subsidiaries which could materially and adversely affect the business, operations or properties of the Company and its subsidiaries.

     3.21  Transfer Taxes.  On the Closing Date, all stock transfer or other
           --------------
taxes (other than income taxes) which are required to be paid in connection with the sale and transfer of the Securities to be sold to the Purchasers hereunder will be, or will have been, fully paid or provided for by the Company and all laws imposing such taxes will be or will have been complied with fully.

     3.22  Investment Company.  The Company is not an "investment company"
           ------------------
within the meaning of the Investment Company Act of 1940, as amended.

     3.23  Insurance.  Each of the Company and its subsidiaries maintains
           ---------
insurance of the types and in the amounts generally deemed adequate for its business, including, but not limited to, insurance covering all real and personal property owned or leased by the Company and its subsidiaries against theft, damage, destruction, acts of vandalism and all other risks customarily insured against, all of which insurance is in full force and effect.

     3.24  Contributions.  Neither the Company nor any of its subsidiaries has,
           -------------
directly or indirectly, at any time during the last five years (i) made any unlawful contribution to any candidate for public office, or failed to disclose fully any contribution in violation of law, or (ii) made any payment to any federal or state governmental officer or official, or other person charged with similar public or quasi-public duties, other than payments required or permitted by the laws of the United States or any jurisdiction thereof.

                                  Section 4.

          Representations, Warranties and Covenants of the Purchasers
          -----------------------------------------------------------

     Each Purchaser, severally and for itself only, hereby represents and warrants to the Company as follows:

     4.1  Authorization.  (i) The Purchaser has all requisite legal and
          -------------
corporate or other power and capacity and has taken all requisite corporate or other action to execute and deliver this Agreement, to purchase the Securities to be purchased by it and to carry out and perform all of its obligations under this Agreement; and (ii) this Agreement constitutes the legal, valid and binding obligation of the Purchaser, enforceable in accordance with its terms, except
(a) as limited by applicable bankruptcy, insolvency, reorganization, or similar laws relating to or affecting the enforcement of creditors' rights generally and
(b) as limited by equitable principles generally.

     4.2  Investment Experience.  The Purchaser is an "accredited investor" as
          ---------------------
defined in Rule 501(a) under the Securities Act. The Purchaser is aware of the Company's business affairs and financial condition and has had access to and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Securities. The Purchaser has such business and financial experience as is required to give it the capacity to protect its own interests in connection with the purchase of the Securities.

     4.3  Investment Intent.  The Purchaser is purchasing the Warrants for its
          -----------------
own account as principal, for investment purposes only, and not with a present view to, or for, resale, distribution or fractionalization thereof, in whole or in part, within the meaning of the Securities Act. The Purchaser understands that its acquisition of the Warrants has not been registered under the Securities Act or registered or qualified under any state securities law in reliance on specific exemptions therefrom, which exemptions may depend upon, among other things, the bona fide nature of the Purchase's investment intent as expressed herein. The Purchaser will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the Shares, the Warrants and the Warrant Shares except in compliance with the Securities Act, and the rules and regulations promulgated thereunder.

     4.4  Registration or Exemption Requirements.  The Purchaser further
          --------------------------------------
acknowledges and understands that the Warrants may not be resold or otherwise transferred except in a transaction registered under the Securities Act or unless all exemption from such registration is available. The Purchaser understands that the certificate(s) evidencing the Warrants will be imprinted with a legend that prohibits the transfer of such securities unless (i) they are registered or such registration is not required, and (ii) if the transfer is pursuant to an exemption from registration other than Rule 144 under the Securities Act and, if the Company shall so request in writing, an opinion of counsel reasonably satisfactory to the Company is obtained to the effect that the transaction is so exempt.

     4.5  No Legal, Tax or Investment Advice.  The Purchaser understands that
          ----------------------------------
nothing in this Agreement or any other materials presented to the Purchaser in connection with the purchase of the Securities constitutes legal, tax or investment advice. The Purchaser has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Securities and understands that the Placement Agents have acted as placement agents for the Company and not in any of the foregoing capacities on behalf of the Purchaser.

                                  Section 5.

                      Conditions to Closing of Purchasers
                      -----------------------------------

     The obligation of each Purchaser to purchase the Shares and the Warrants at the Closing is subject to the fulfillment as of the Closing Date of the following conditions:

     5.1  Representations and Warranties.  The representations and warranties
          -------------------------------
made by the Company in Section 3 hereof shall be true and correct in all material respects when made, and shall be true and correct in all material respects on the Closing Date with the same force and effect as if they had been made on and as of said date.

     5.2  Covenants.  All covenants, agreements and conditions contained in this
          ---------
Agreement to be performed by the Company on or prior to the Closing Date shall have been performed or complied with in all material respects.

     5.3  Compliance Certificate.  The President or Chief Financial Officer of
          ----------------------
the Company shall have delivered to the Purchasers and the Placement Agents a certificate, dated as of the Closing Date, certifying that the conditions specified in Sections 5.1 and 5.2 have been fulfilled and stating that since March 31, 1998, there shall have been no material adverse change in the assets, liabilities, financial condition, business or operations of the Company from that reflected in the Financial Statements except (i) changes in the ordinary course of business which have not been, either individually or in the aggregate, materially adverse and (ii) the Company's continued incurrence of operating losses and negative cash flow which have occurred at a rate not materially in excess of the rate at which operating losses and negative cash flows were incurred from January 1, 1997 to March 31, 1998.

     5.4  Nasdaq Listing.  The Shares and the Warrant Shares shall have been
          --------------
approved for listing on the Nasdaq National Market upon notice of issuance.

     5.5  Legal Opinion of Company Counsel.  Wilson Sonsini Goodrich & Rosati,
          --------------------------------
counsel to the Company, shall have delivered a legal opinion, addressed to the Purchasers, in the form attached as Exhibit C hereto.

     5.6  Registration Statement.  The Registration Statement shall be effective
          ----------------------
and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall have been instituted or be pending.

     5.7  Minimum Sale.  The Company shall have obtained gross proceeds of at
          ------------
least $6 million from the sale of the Shares and Warrants at the Closing.

     5.8  Closing Date.  The Closing shall have occurred on or prior to May 31,
          ------------
1998.

                                  Section 6.

                       Conditions to Closing of Company
                       --------------------------------

     The Company's obligation to sell and issue the Shares and the Warrants at the Closing to a Purchaser is subject to the fulfillment or waiver of the following conditions:

     6.1  Representations and Warranties.  The representations and warranties
          ------------------------------
made by such Purchaser in Section 4 hereof shall be true and correct in all material respects when made, and shall be true and correct in all material respects on the Closing Date with the same force and effect as if they had been made on and as of such date.

      6.2 Covenants. All covenants, agreements and conditions contained in this Agreement to be performed by such Purchaser on or prior to the Closing Date shall have been performed or complied with in all material respects.

                                  Section 7.

                      Affirmative Covenants of the Company
                      ------------------------------------

     The Company hereby covenants and agrees as follows:

     7.1  Registration Statement.
          ----------------------

          (a) The Company will use its best efforts to: (i) keep the Registration Statement effective until the earlier of (A) the third anniversary of the Closing Date or (B) such date as all of the Warrant Shares have been issued upon exercise of the Warrants; (ii) prepare and file with the SEC such amendments and post-effective amendments to the Registration Statement as may be necessary to keep the Registration Statement effective for the applicable period specified in this Section 7.1(a); (iii) cause the related prospectus to be supplemented by any required prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 (or any similar provisions then in force) under the Securities Act; (iv) furnish such number of prospectuses and other documents incident thereto, including any amendment of or supplement to the prospectus, as a Purchaser from time to time may reasonably request, and the Company hereby consents to the use of such prospectus or each amendment and supplement thereto by each of the Purchasers the underwriters, if any, in connection with the offering and sale of the Shares and Warrant Shares covered by such prospectus or any amendment or supplement thereto; (vi) cause the Shares and the Warrant Shares to be listed on each securities exchange and quoted on each quotation service on which similar securities issued by the Company are then listed or quoted and maintain the listing of the Shares and Warrant Shares; (vii) provide a transfer agent and registrar for the Shares and the Warrant Shares registered pursuant to the Registration Statement and a CUSIP number for such Shares and Warrant Shares; (viii) otherwise use its best efforts to comply with all applicable rules and regulations of the SEC; and (ix) file the documents required of the Company and otherwise use its best efforts to maintain requisite blue sky clearance in (A) all jurisdictions in which any of the Securities are originally sold and (B) all other states specified in writing by a Purchaser, provided as to clause (B), however, that the Company shall not be required to qualify to do business or consent to service of process in any state in which it is not now so qualified or has not so consented.

          (b) The Company shall furnish to each Purchaser upon request a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary in order to facilitate the issuance and the public sale or other disposition of all or any of the Shares and the Warrant Shares held by such Purchaser.

           (c) The Company shall notify each Purchaser and (if requested by such Purchaser) confirm such notice in writing, (i) when a prospectus or any prospectus supplement or post-effective amendment has been filed, and, with respect to the Registration Statement or any post-effective amendment, when the same has become effective, (ii) of any request by the SEC or any other federal or state governmental authority during the period of effectiveness of the Registration Statement for amendments or supplements to the Registration Statement or related prospectus or for additional information relating to the Registration Statement, (iii) of the issuance by the SEC or any other federal or state governmental authority of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose, (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, (v) of the happening of any event which makes any statement made in the Registration Statement or related prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or which requires the making of any changes in the Registration Statement or prospectus so that, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and (vi) of the Company's reasonable determination that a post-effective amendment to the Registration Statement would be appropriate.

          (d) The Company may, upon written notice to the Purchasers of (i) the happening of any event of the kind described in Section 7.1(c)(ii), 7.l(c)(iii), 7.1(c)(iv), 7.1(c)(v) or 7.l(c)(vi) hereof or (ii) that, in the judgement of the Company's Board of Directors, it is advisable to suspend use of the prospectus for a discrete period of time due to pending corporate developments, public filings with the SEC or similar events, temporarily discontinue issuance of Warrant Shares upon exercise of the Warrants until copies of the supplemented or amended prospectus contemplated by Section 7.1(i) hereof are distributed to the Purchasers, or until the Purchasers are advised in writing by the Company that the use of the applicable prospectus may be resumed, and the Purchasers have received copies of any additional or supplemental filings that are incorporated or deemed incorporated by reference in such prospectus. The Company shall not suspend use of a prospectus or Registration Statement under this Section 7.1(d) for more than 30 days at a time and more than twice in any 12-month period. Any period for which use of a prospectus or Registration Statement is suspended under this Section 7.1(d) shall be added to the time for which the Company is required to maintain the effectiveness of such Registration Statement, including the prospectus constituting a part thereof, under Section 7.1(a).

          (e) The Company shall use every reasonable effort to obtain the withdrawal of any order suspending the effectiveness of the Registration Statement, or the lifting of any suspension of the qualification (or exemption from qualification) of any of the Securities for sale in any jurisdiction, at the earliest possible moment.

          (f) The Company shall, upon the occurrence of any event contemplated by Section 7.1(c)(v) or 7.1(c)(vi) above, prepare a supplement or post-effective amendment to the Registration Statement or a supplement to the related prospectus or any document incorporated therein by reference or file any other required document so that, as thereafter delivered to the purchasers of the Shares and Warrant Shares being sold thereunder, such prospectus will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     7.2  Indemnification and Contribution.
          --------------------------------

          (a) The Company agrees to indemnify and hold harmless the Purchasers from and against any losses, claims, damages or liabilities (or actions or proceedings in respect thereof) to which the Purchasers may become subject (under the Securities Act or otherwise) insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon, any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement or any prospectus (preliminary or final), as amended on the applicable date, thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or arise out of any failure by the Company to fulfill any undertaking included in the Registration Statement or any prospectus (preliminary or final), as amended on the applicable date thereof, and the Company will, as incurred, reimburse the Purchasers for any legal or other expenses reasonably incurred in investigating, defending or preparing to defend any such action, proceeding or claim; provided, however, that the Company shall not be liable in any such case to the extent that such loss, claim, damage or liability arises out of, or is based upon (i) an untrue statement or an omission made in such Registration Statement in reliance upon and in conformity with written information furnished to the Company by or on behalf of such Purchaser specifically for use in preparation of the Registration Statement, or (ii) any untrue statement or the omission of a material fact in any prospectus that is corrected in any subsequent prospectus that was delivered to a Purchaser prior to the pertinent sale or sales by such Purchaser.

          (b) Each Purchaser, severally and not jointly, agrees to indemnify and hold harmless the Company from and against any losses, claims, damages or liabilities (or actions or proceedings in respect thereof) to which the Company may become subject (under the Securities Act or otherwise) insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon (i) an untrue statement or an alleged untrue statement of a material fact made in such Registration Statement or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in reliance upon and in conformity with written information furnished to the Company by or on behalf of such Purchaser specifically for use in preparation of the Registration Statement, provided, however, that a Purchaser shall not be liable in any such case for any untrue statement or alleged untrue statement or the omission or alleged omission that has been corrected, in writing, by such Purchaser, delivered to the Company before the sale from which such loss occurred, or (ii) any untrue statement or alleged untrue statement or the omission or alleged omission in any prospectus that is corrected in any subsequent prospectus that was delivered to a Purchaser prior to the pertinent sale or sales by such Purchaser, and such Purchaser, severally and not jointly, will, as incurred, reimburse the Company for any legal or other expenses reasonably incurred in investigating, defending or preparing to defend any such action, proceeding or claim; provided, however, that each Purchaser's indemnification obligation shall be limited to the net proceeds received from its sale of the Securities.

          (c) Promptly after receipt by any indemnified person of a notice of a claim or the beginning of any action in respect of which indemnity is to be sought against an indemnifying person pursuant to this Section 7.2, such indemnified person shall notify the indemnifying person in writing of such claim or of the commencement of such action, and, subject to the provisions hereinafter stated, in case any such action shall be brought against an indemnified person and the indemnifying person shall have been notified thereof, the indemnifying person shall be entitled to participate therein, and, to the extent that it shall wish, to assume the defense thereof, with counsel reasonably satisfactory to the indemnified person. After notice from the indemnifying person to such indemnified person of the indemnifying person's election to assume the defense thereof, the indemnifying person shall not be liable to such indemnified person for any legal expenses subsequently incurred by such indemnified person in connection with the defense thereof; provided, however, that if there exists or shall exist a conflict of interest that would make it inappropriate in the reasonable judgment of the indemnified person for the same counsel to represent both the indemnified person and such indemnifying person or any affiliate or associate thereof, the indemnified person shall be entitled to retain its own counsel at the expense of such indemnifying person.

          (d) If the indemnification provided for in this Section 7.2 is unavailable to or insufficient to hold harmless an indemnified party under subsection (a) or (b) above in respect of any losses, claims, damages or liabilities (or actions or proceedings in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as the result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Company on the one hand and the Purchasers on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company on the one hand or a Purchaser on the other and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and the Purchasers agree that it would not be just and equitable if contribution pursuant to this subsection (d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this subsection (d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages, or liabilities (or actions in respect thereof) referred to above in this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this subsection (d), a Purchaser shall not be required to contribute any amount in excess of the amount by which the net amount received by such Purchaser from the sale of the Securities to which such loss relates exceeds the amount of any damages which such Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Each Purchaser's obligations in this subsection (d) to contribute is several in proportion to its sale of Securities to which such loss relates and not joint.

          (e)  The obligations of the Company and the Purchasers under this
Section 7.2 shall be in addition to any liability which the Company and the Purchasers may otherwise have and shall extend, upon the same terms and conditions, to directors, officers, employees and agents of the Company and the Purchasers and to each person, if any, who controls the Company or any Purchaser within the meaning of the Act.

                                  Section 8.

                 Restrictions on Transferability of Securities
                 ---------------------------------------------

                        Compliance with Securities Act
                        ------------------------------

     8.1  Restrictions on Transferability.  The Warrants shall not be
          -------------------------------
transferable in the absence of a registration under the Securities Act or an exemption therefrom or in the absence of compliance with any term of this Agreement.

     8.2  Restrictive Legend.  Each certificate representing the Warrants shall
          ------------------
bear substantially the following legends (in addition to any legends required under applicable securities laws):

     THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM.

     ADDITIONALLY, THE TRANSFER OF THE SECURITIES REPRESENTED HEREBY IS SUBJECT TO CERTAIN RESTRICTIONS SPECIFIED IN THE PURCHASE AGREEMENT DATED MAY 20, 1998 BETWEEN THE COMPANY AND THE ORIGINAL PURCHASER, AND NO TRANSFER OF THE SECURITIES SHALL BE VALID OR EFFECTIVE ABSENT COMPLIANCE WITH SUCH RESTRICTIONS. COPIES OF THE PURCHASE AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE REGISTERED HOLDER OF THIS CERTIFICATE TO THE SECRETARY OF THE COMPANY.

     8.3  Transfer of Securities After Registration.  Each Purchaser hereby
          -----------------------------------------
covenants with the Company not to make any sale of the Warrants except either
(i) in accordance with Rule 144, in which case Purchaser covenants to comply with Rule 144, or (ii) in accordance with another exemption from the registration requirements of the Securities Act. The legend set forth in Section
8.2 will be removed from a certificate representing the Securities following and in connection with any sale of the Warrants pursuant to subsection (i) or (ii) hereof, and also will be removed at such time that the Securities may be sold under Rule 144 without restriction as to volume and manner of sale.

                                  Section 9.

                                 Miscellaneous
                                 -------------

     9.1  Waivers and Amendments.  Neither this Agreement nor any provisions
          ----------------------
hereof shall be waived, modified, changed or discharged or terminated except by an instrument in writing signed by the party against whom any waiver, modification, change, discharge or termination is sought.

     9.2  Broker's Fee.  The Purchasers acknowledge that the Company intends to
          ------------
pay a fee to the Placement Agents in respect of the sale of the Securities to certain of the Purchasers. Each of the parties hereto hereby represents that, on the basis of any actions and agreements by it, there are no other brokers or finders entitled to compensation in connection with the sale of the Units to the Purchasers.

     9.3  Governing Law.  This Agreement shall be governed in all respects by
          -------------
and construed in accordance with the laws of the State of Delaware without any regard to conflicts of laws principles.

     9.4  Survival.  The representations, warranties, covenants and agreements
          --------
made in this Agreement shall survive any investigation made by the Company or the Purchasers and the Closing.

     9.5  Successors and Assigns.  The provisions hereof shall inure to the
          ----------------------
benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties to this Agreement.

     9.6  Entire Agreement.  This Agreement, including all exhibits, schedules
          ----------------
and appendices hereto constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

     9.7  Notices, etc.  All notices and other communications required or
          ------------
permitted under this Agreement shall be effective upon receipt and shall be in writing and may be delivered in person, by telecopy, overnight delivery service or registered or certified United States mail, addressed to the Company or the Purchasers, as the case may be, at their respective addresses set forth at the beginning of this Agreement or on Schedule 1, or at such other address as the Company or a Purchaser shall have furnished to the other party in writing. All notices and other communications shall be effective upon the earlier of actual receipt thereof by the person to whom notice is directed or (i) in the case of notices and communications sent by personal delivery or telecopy, one business day after such notice or communication arrives at the applicable address or was successfully sent to the applicable telecopy number, (ii) in the case of notices and communications sent by overnight delivery service, at noon (local time) on the second business day following the day such notice or communication was sent, and (iii) in the case of notices and communications sent by United States mail, seven days after such notice or communication shall have been deposited in the United States mail.

     9.8  Severability of this Agreement.  If any provision of this Agreement
          ------------------------------
shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     9.9  Counterparts.  This Agreement may be executed in any number of
          ------------
counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

     9.10  Further Assurances.  Each party to this Agreement shall do and
           ------------------
perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as the other party hereto may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

     9.11  Expenses.  The Company and each the Purchaser shall bear its own
           --------
expenses incurred on its behalf with respect to this Agreement and the transactions contemplated hereby.

     9.12  Currency.  All references to "dollars" or "$" in this Agreement shall
           --------
be deemed to refer to United States dollars.



                  (Remainder of page intentionally left blank)

     The foregoing agreement is hereby executed as of the date first above written.

                              "COMPANY"

                              VIDAMED, INC.
                              a Delaware corporation


                              By: /s/ Richard D. Brounstein
                                 ------------------------------

                              Title: VP Finance and CFO
                                    ---------------------------


                              "PURCHASERS"


                              [Various Purchasers - See Exhibit A - Schedule of
                               Investors]
                              --------------------------------------------------
                              (Print Name of Purchaser)


                              By:______________________________

                              Title:___________________________

                                   EXHIBIT A

                             Schedule of Investors
                             ---------------------


              Name and Address                          No. of         Purchase           No. of
                                                        Shares          Price         Warrant Shares
--------------------------------------------        --------------  --------------  ------------------
Principal Investors:
Zesiger Capital Group Accounts                           105,024      $  420,096              26,256
Arthur D. Little Employee Investment Plan
c/o Zesiger Capital Group LLC
320 Park Avenue, 30th Floor
New York, NY 10022
Attn:  Andrew D. Zacks
      Mary Estabil

Public Employee Retirement System of Idaho               149,988      $  599,952              37,497
c/o Zesiger Capital Group LLC
320 Park Avenue, 30th Floor
New York, NY 10022
Attn:  Andrew D. Zacks
        Mary Estabil

State of Oregon PERS/ZCG                                 494,988      $1,979,952             123,747
c/o Zesiger Capital Group LLC
320 Park Avenue, 30th Floor
New York, NY 10022
Attn: Andrew D. Zacks
Mary Estabil

Les Daniels                                              125,000      $  500,000              31,250
c/o CAI
767 Fifth Avenue, 5th Floor
New York, NY 10153

Les Daniels Trust                                        125,000      $  500,000              31,250
c/o CAI
767 Fifth Avenue, 5th Floor
New York, NY 10153

ProMed Partners, L.P.                                    102,500      $  400,000              25,625
c/o Musket Research Associates, Inc.
125 Cambridgepark Drive
Cambridge, MA 02140
Attn:  David B. Musket


              Name and Address                          No. of         Purchase           No. of
                                                        Shares          Price         Warrant Shares
--------------------------------------------        --------------  --------------  ------------------
Knowlton Brothers Accounts                                30,000      $  120,000               7,500
Knowlton Associates, Inc.
c/o Knowlton Brothers
530 Fifth Avenue, 2nd Floor
New York, NY 10036
Attn:  Winthrop Knowlton

Stanley Knowlton                                          20,000      $   80,000               5,000
c/o Knowlton Brothers
530 Fifth Avenue, 2nd Floor
New York, NY 10036

Winthrop Knowlton & Erica Knowlton, TTEES                 12,000      $   48,000               3,000
U/W/O Hugh Knowlton FBO Erica Knowlton
c/o Knowlton Brothers
530 Fifth Avenue, 2nd Floor
New York, NY 10036
Attn:  Winthrop Knowlton

Christopher Knowlton                                       4,000      $   16,000               1,000
c/o Knowlton Brothers
530 Fifth Avenue, 2nd Floor
New York, NY 10036

David B. Musket                                          132,500      $  530,000             333,125
Musket Research Associates, Inc.
125 Cambridgepark Drive
Cambridge, MA 02140

Thomas Nigra, M.D.                                         6,252      $   25,008               1,563
c/o Dermatology Associates, P.C.
Washington Hospital Center
11.0 Irving Street
Washington, D.C. 200 10-2975

HPB Associates, L.P.                                     250,000      $1,000,000              62,500
888 Seventh Avenue, 46th Floor
New York, NY 10106
Ann:  Howard Berkowitz


              Name and Address                          No. of         Purchase           No. of
                                                        Shares          Price         Warrant Shares
--------------------------------------------        --------------  --------------  ------------------
The President and Fellows of Harvard College           1,000,000      $4,000,000             250,000
Harvard Management, Inc.
600 Atlantic Avenue, 15th Floor
Boston, MA 02110
Attn:  Nawal Ahmed

Pacific Edge Investment Management, Inc.                 500,000      $2,000,000             125,000
285 Hamilton Avenue, Suite 330
Palo Alto, CA 94301
Ann:  Karen Payne

MeesPierson Investments, Inc.                            200,000      $   80,000              50,000
3 Stamford Plaza
301 Tresser Blvd.
Stamford, CT 06901
Ann:  Joe Mescari

Circle F Ventures LLC & Affiliates                       350,000      $1,400,000              87,500
Fleming Securities
14988 North 78th Way, Suite 200
Scottsdale, AZ 85260

Peter L. Hauser                                           25,000      $  100,000               6,250
1201 Yale Place, #1009
Minneapolis, MN 55403-1958

Cypress Growth Fund                                      125,000      $  500,000              31,250
3000 Sand Hill Road
Building 1, Suite 140
Menlo Park, CA 94025
Ann:  Heidi Gerster

Carlos M. de la Cruz, Sr.                                150,000      $  600,000              37,500
c/o Donaldson Lufkin & Jenrette Securities
Corp.
2 So. Biscayne Blvd., Suite 3600
Miami, FL 33131
Attn:  Margarita Costa Suarez


              Name and Address                          No. of         Purchase           No. of
                                                        Shares          Price         Warrant Shares
--------------------------------------------        --------------  --------------  ------------------
Company Affiliates:
Smith Barney                                              25,000      $  100,000               6,250
Custodian for the IRA of
Richard D. Brounstein
21550 Oxnard Street
Main Plaza
Woodland Hills, CA 91367

Charles Schwab & Co., Inc.                                20,000      $   80,000               5,000
FBO David Illingworth
UTA Charles Schwab & Co., Inc.
101 Montgomery Street
San Francisco, CA 94104
Ann:  Ltd. Partnership Dept.

Charles Schwab & Co., Inc.                                12,500      $   50,000               3,125
FBO John Hendrick IRA Rollover
UTA Charles Schwab & Co., Inc.
101 Montgomery Street
San Francisco, CA 94104
Ann: Ltd. Partnership Dept.

BT Alex Brown                                              9,752      $   39,008               2,438
As Custodian for the Benefit of
Carol Chludzinski, IRA
101 California St., 48th Floor
San Francisco, CA 94111

Robin Bush                                                 5,000      $   20,000               1,250
35301 Farmham Drive
Newark, CA 94560

Thomas Waugh                                               2,500      $   10,000                 625
22293 De Anza Circle North
Cupertino, CA 95014

BT Alex Brown                                              2,500      $   10,000                 625
As Custodian for the benefit of
Patricia Garfield, IRA
101 California St., 48th Floor
San Francisco, CA 94111


              Name and Address                          No. of         Purchase           No. of
                                                        Shares          Price         Warrant Shares
--------------------------------------------        --------------  --------------  ------------------
William J.P. Weiland                                       2,000      $    8,000                 500
VidaMed, Inc.
46107 Landing Parkway
Fremont, CA 94538

Michael Spindler                                           3,000      $   12,000                 750
67 Orchard Hills
Atherton, CA 94027

John V. Scibelli                                           3,000      $   12,000                 750
2343 Country Club Loop
Denver, CO 80234

Stuart D. Edwards                                          2,500      $   10,000                 625
658 West Ridge Drive
Portola Valley, CA 94028

Robert J. Erra and Barbara A. Erra                         2,500      $   10,000                 625
13335 Arroya Vista Road
Poway, CA 92604

Debra Roe                                                  2,500      $   10,000                 625
5311 Elsmere Avenue
Beheads, MD 20814

Franklin D. Brown                                          2,500      $   10,000                 625
33691 Magellan Isle
Monarch Beach, CA 92629

Monness, Crespi, Hardt & Co., Inc.                         2,500      $   10,000                 625
Ann:  Jeffrey Kaufman
767 Third Avenue
New York, NY 10017

Michael F. Price                                         250,000      $1,000,000              62,500
1180 Larger Cross Road
Far Hills, NJ 07931

Clarion Capital Corporation                               62,500      $  250,000              15,625
Ann:  Morton A. Cohen
Ohio Savings Plaza, Suite 510
1801 E. Ninth Street
Cleveland, OH 44114


              Name and Address                          No. of         Purchase           No. of
                                                        Shares          Price         Warrant Shares
--------------------------------------------        --------------  --------------  ------------------
Clayton, Dubilier & Rice                                  25,000      $  100,000               6,250
Ann:  Charles P. Pieper                                ---------      ----------             -------
375 Park Avenue
New York, NY 10152

        Total

                                   EXHIBIT B

                                    WARRANT

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED UNDER APPLICABLE STATE SECURITIES LAWS AND HAVE BEEN TAKEN FOR INVESTMENT PURPOSES ONLY AND NOT WITH A VIEW TO OR FOR SALE IN CONNECTION WITH ANY DISTRIBUTION THEREOF. THE SECURITIES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION AND QUALIFICATION WITHOUT, EXCEPT UNDER CERTAIN SPECIFIC LIMITED CIRCUMSTANCES, AN OPINION OF COUNSEL FOR THE HOLDER REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION AND QUALIFICATION ARE NOT REQUIRED.

                             STOCK PURCHASE WARRANT
                     To Purchase Shares of Common Stock of
                                  VIDAMED, INC

     THIS CERTIFIES that, for value received, FIELD (Name) (the "Investor"), is entitled, upon the terms and subject to the conditions hereinafter set forth, at any time on or prior to the close of business on the date three (3) years after the date hereof, but not thereafter, to subscribe for and purchase, from VIDAMED, INC., a Delaware corporation (the "Company"), [#] (Shares) shares of Common Stock. The purchase price of one share of Common Stock under this Warrant shall be $____ per share. The purchase price and the number of shares for which the Warrant is exercisable shall be subject to adjustment as provided herein. This Warrant has been issued pursuant to a Purchase Agreement dated May 20, 1998 among the Company and the Purchasers named therein (the "Purchase Agreement"). Capitalized terms not defined herein shall have the meanings ascribed to them in the Purchase Agreement.

     1.  Title of Warrant.  Prior to the expiration hereof and subject to
         ----------------
compliance with applicable laws, this Warrant and all rights hereunder are transferable, in whole or in part, at the office or agency of the Company, referred to in Section 2 hereof, by the holder hereof in person or by duly authorized attorney, upon surrender of this Warrant together with the Assignment Form annexed hereto properly endorsed.

     2.  Exercise of Warrant.
         -------------------

         (a) The purchase rights represented by this Warrant are exercisable by the registered holder hereof, in whole or in part, at any time before the close of business on the date three (3) years after the date hereof, by delivery of the Notice of Exercise form annexed hereto duly executed at the office of the Company, in Fremont, California (or such other office or agency of the Company as it may designate by notice in writing to the registered holder hereof at the address of such holder appearing on the books of the company), and upon payment of the purchase price of the shares thereby purchased (by cash or by check or bank draft payable to the order of the Company); whereupon the holder of this Warrant shall be entitled to receive a certificate for the number of shares of Common Stock so purchased. The Company agrees that if at the time of the surrender of this Warrant and purchase the holder hereof shall be entitled to exercise this Warrant, the shares so purchased shall be and be deemed to be issued to such holder as the record owner of such shares as of the close of business on the date on which this Warrant shall have been exercised as aforesaid. If this Warrant should be exercised in part only, the

Issuer shall, upon surrender of this Warrant, execute and deliver a new Warrant evidencing the rights of the holder hereof to purchase the balance of the Warrant Shares purchasable hereunder.

         (b) In lieu of the cash payment set forth in paragraph 2(a) above, the Holder shall have the right ("Conversion Right") to convert this Warrant in its entirety (without payment of any kind) into that number of shares of Common Stock equal to the quotient obtained by dividing the Net Value (as defined below) of the Shares issuable upon exercise of this Warrant by the Fair Market Value (as defined below) of one share of Common Stock. As used herein, (A) the Net Value of the Shares means the aggregate Fair Market Value of the shares of Common Stock subject to this Warrant minus the aggregate exercise price; and (B) the Fair Market Value of one share of Common Stock means:

              (i) if the exercise occurs at a time during which the Company's Common Stock is traded on a national securities exchange or on the Nasdaq National Market or the Nasdaq Small Cap Market, the Fair Market Value of one share of Common Stock means the average last reported or closing sale price for the Company's Common Stock on such exchange or market for the ten (10) trading days ending one business day before the exercise of this Warrant;

              (ii) if the exercise is in connection with a merger, sale of assets or other reorganization transaction as described in Section 9(a) below, the Fair Market Value of one share of Common Stock means the value received by the holders of the Company's Common Stock pursuant to such transaction; and

              (iii) in all other cases, the Fair Market Value of one share of Common Stock shall be determined in good faith by the Company's Board of Directors.

         (c) Certificates for shares purchased hereunder shall be delivered to the holder hereof promptly after this Warrant shall have been exercised as aforesaid. The Company covenants that all shares of Common Stock which may be issued upon the exercise of rights represented by this Warrant will, upon exercise of the rights represented by this Warrant, be fully paid and nonassessable and free from all taxes, liens and charges in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).

    3.  No Fractional Shares or Scrip. No fractional shares or scrip
        -----------------------------
representing fractional shares shall be issued upon the exercise of this Warrant. With respect to any fraction of a share called for upon the exercise of the Warrant, an amount equal to such fraction multiplied by the then Fair Market Value shall be paid in cash to the holder of this Warrant.

    4.  Charges, Taxes and Expenses.  Issuance of certificates for shares of
        ---------------------------
Common Stock upon the exercise of this Warrant shall be made without charge to the holder hereof for any issue or transfer tax or other incidental expense in respect of the issuance of such certificate, all of which taxes and expenses shall be paid by the Company, and such certificates shall be issued in the name of the holder of this Warrant or in such name or names as may be directed by the holder of this Warrant; provided, however, that in the event certificates for
                        --------- -------
shares of Common Stock are to be issued in a name other than the name of the holder of this Warrant, this

Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto duly executed by the holder hereof.

    5.  No Rights as Shareholders.  This Warrant does not entitle the holder
        -------------------------
hereof to any voting rights or other rights as a stockholder of the Company prior to the exercise thereof.

    6.  Exchange and Registry of Warrant.  This Warrant is exchangeable, without
        --------------------------------
charge, upon the surrender hereof by the registered holder at the above-mentioned office or agency of the Company, for a new Warrant of like tenor and dated as of such exchange.

        The Company shall maintain at the above-mentioned office or agency a registry showing the name and address of the registered holder of this Warrant. This Warrant may be surrendered for exchange, transfer or exercise, in accordance with its terms, at such office or agency of the Company, and the Company shall be entitled to rely in all respects, prior to written notice to the contrary, upon such registry.

    7.  Loss, Theft, Destruction or Mutilation of Warrant.  Upon receipt by the
        -------------------------------------------------
Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it, and cancellation of this Warrant, if mutilated, the Company will make and deliver a new Warrant of like tenor and dated as of such cancellation, in lieu of this Warrant.

    8.  Saturdays, Sundays, Holidays, etc.  If the last or appointed day for the
        ---------------------------------
taking of any action or the expiration of any right required or granted herein shall be a Saturday or a Sunday or shall be a legal holiday, then such action may be taken or such right may be exercised on the next succeeding day not a legal holiday.

    9.  Early Termination, Antidilution Adjustments and Registration Statement
        ----------------------------------------------------------------------
Adjustments.
-----------

        (a)  Merger, Sale of Assets, etc., In case of any consolidation of the
             ----------------------------
Company with, or merger of the Company into, any other corporation (other than a consolidation or merger in which the Company is the continuing corporation and in which no change occurs in its outstanding Common Stock), or in case of any sale or transfer of all or substantially all of the assets of the Company, or in the case of any statutory exchange of securities with another corporation (including any exchange effected in connection with a merger of a third corporation into the Company, except where the Company is the surviving entity and no change occurs in its outstanding Common Stock), the corporation formed by such consolidation or the corporation resulting from or surviving such merger or the corporation which shall have acquired such assets or securities of the Company, as the case may be, shall execute and deliver to the Holder simultaneously therewith a new Warrant, satisfactory in form and substance to the Holder, together with such other documents as the Holder may reasonably request, entitling the Holder thereof to receive upon exercise of such Warrant the kind and amount of shares of stock and other securities and property receivable upon such consolidation, merger, sale, transfer, or exchange of securities, or upon the dissolution following such sale or other transfer, by a holder of the number of shares of Common Stock purchasable upon exercise of this Warrant immediately prior to such consolidation, merger, sale, transfer, or exchange. Such new Warrant shall contain the same basic other terms and conditions as this Warrant and shall provide for adjustments which, for events subsequent to the effective date of such written instrument shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 9. The above provisions of this paragraph (a) shall similarly apply to successive consolidations, mergers, exchanges, sales or other transfers covered hereby. Notwithstanding the foregoing, in the event the consideration to be paid to holders of Company capital stock in any transaction of the nature referred to above in this Section 9(a) (a "Transaction") consists of cash or cash equivalents, then, provided that the Company shall have given the holder hereof the notice required by Section 10, this Warrant shall, to the extent it has not been exercised by the effective date of such Transaction, terminate upon the completion of such Transaction.

         (b)  Dilutive Financing.  If at any time prior to the first anniversary
              ------------------
of the date of issuance of this Warrant, the Company effects a sale of securities in a Financing Transaction (as defined below) at a purchase price per share that is less than the per share purchase price of the Common Stock purchased by the Purchasers pursuant to the Investment Agreement, then the purchase price for one share of Common Stock (the "Exercise Price") pursuant to this Warrant shall be reduced to the per share purchase price for the securities issued in such Purchase Transaction. For purposes hereof, a Financing Transaction shall consist of any sale or a series of sales of equity securities or securities convertible into equity securities of the Company for aggregate consideration of at least $500,000.00.

         (c)  Reclassification, etc.  If the Company at any time shall, by
              ----------------------
subdivision, combination or reclassification of securities or otherwise, change any of the securities to which purchase rights under this Warrant exist into the same or a different number of securities of any class or classes, this Warrant shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities which were subject to the purchase rights under this Warrant immediately prior to such subdivision, combination, reclassification or other change. If shares of the Company's Common Stock are subdivided or combined into a greater or smaller number of shares of Common Stock, the purchase price under this Warrant shall be proportionately reduced in case of subdivision of shares or proportionately increased in the case of combination of shares, in both cases by the ratio which the total number of shares of Common Stock to be outstanding immediately after such event bears to the total number of shares of Common Stock outstanding immediately prior to such event.

         (d)  Cash Distributions.  Except as set forth herein, no adjustment on
              ------------------
account of cash dividends on the Company's Common Stock or other securities purchasable hereunder will be made to the purchase price under this Warrant.

         (e)  Authorized Shares.  The Company covenants that during the period
              -----------------
the Warrant is outstanding, it will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of Common Stock upon the exercise of any purchase rights under this Warrant. The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for shares of the Company's Common Stock upon the exercise of the purchase rights under this Warrant. The Company further covenants and agrees (i) that it will not, by amendment of its Certificate of Incorporation or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observation or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by the Company, (ii) promptly to take such action as may be required of the Company to permit the Holder to exercise this Warrant and the Company duly and effectively to issue shares of its Common Stock or other securities as provided herein upon the exercise hereof and (iii) promptly to take all action required or provided herein to protect the rights of the Holder granted hereunder against dilution.

         (f) If the Company declares a dividend on Common Stock, or makes a distribution to holders of Common Stock, and such dividend or distribution is payable or made in Common Stock or securities convertible into or exchangeable for Common Stock, or rights to purchase Common Stock or securities convertible into or exchangeable for Common Stock, the number of shares of Common Stock for which this Warrant may be exercised shall be increased, as of the record date for determining which holders of Common Stock shall be entitled to receive such dividend or distribution, in proportion to the increase in the number of outstanding shares (and shares of Common Stock issuable upon conversion of all such securities convertible into Common Stock) of Common Stock as a result of such dividend or distribution, and the Exercise Price shall be adjusted so that the aggregate amount payable for the purchase of all the Warrant Shares issuable hereunder immediately after the record date for such dividend or distribution shall equal the aggregate amount so payable immediately before such record date.

         (g) If the Company declares a dividend on Common Stock (other than a dividend covered by subsection (f) above) or distributes to holders of its Common Stock, other than as part of its dissolution or liquidation or the winding up of its affairs, any shares of its capital stock, any evidence of indebtedness or any cash or other of its assets (other than Common Stock or securities convertible into or exchangeable for Common Stock), the Holder shall receive notice of such event as set forth in Section 11 below.

         (h) If the Company shall, at any time before the expiration of this Warrant, sell all or substantially all of its assets and distribute the proceeds thereof to the Company's stockholders, the Holder shall, upon exercise of this Warrant have the right to receive, in lieu of the shares of Common Stock of the Company that the Holder otherwise would have been entitled to receive, the same kind and amount of assets as would have been issued, distributed or paid to the Holder upon any such distribution with respect to such shares of Common Stock of the Company had the Holder been the holder of record of such shares of Common Stock receivable upon exercise of this Warrant on the date for determining those entitled to receive any such distribution. If any such distribution results in any cash distribution in excess of the Exercise Price provided by this Warrant for the shares of Common Stock receivable upon exercise of this Warrant, the Holder may, at the Holder's option, exercise this Warrant without making payment of the Exercise Price and, in such case, the Company shall, upon distribution to the Holder, consider the Exercise Price to have been paid in full and, in making settlement to the Holder, shall obtain receipt of the Exercise Price by deducting an amount equal to the Exercise Price for the shares of Common Stock receivable upon exercise of this Warrant from the amount payable to the Holder. Notwithstanding the foregoing, in the event the consideration to be paid to holders of Company capital stock in any transaction of the nature referred to above in this Section 9(h) (an "Asset Sale Transaction") consists of cash or cash equivalents and the consideration payable per share of Common Stock of the Company is less than the Exercise Price hereunder, then, provided that the Company shall have given the holder hereof the notice required by Section 10, this Warrant shall, to the extent it has not been exercised by the effective date of such Transaction, terminate upon the completion of such Transaction.

         (i) The term "Common Stock" shall mean the Common Stock of the Company as the same exists as of the date hereof, or as such stock may be constituted from time to time, except that for the purpose of this Section 9, the term "Common Stock" shall include any stock of any class of the Company which has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company and which is not subject to redemption by the Company.

         (j) Whenever the number of Warrant Shares or the Exercise Price shall be adjusted as required by the provisions of this Section 9, the Company forthwith shall file in the custody of its secretary or an assistant secretary, at its principal office, and furnish to each Holder hereof, a certificate prepared by its Chief Financial Officer, showing the adjusted number of Warrant Shares and the adjusted Exercise Price and setting forth in reasonable detail the circumstances requiring the adjustments.

         (k) No adjustment in the Exercise Price in accordance with the provisions of this Section 9 need be made if such adjustment would amount to a change in such Exercise Price of less than $.01; provided however, that the
                                                 -------- -------
amount by which any adjustment is not made by reason of the provisions of this paragraph (k) shall be carried forward and taken into account at the time of any subsequent adjustment in the Exercise Price.

         (l) If an adjustment is made under this Section 9 and the event to which the adjustment relates does not occur, then any adjustments in accordance with this Section 9 shall be readjusted to the Exercise Price and the number of Warrant Shares which would be in effect had the earlier adjustment not been made.

    10.  Notice of Adjustment.  So long as this Warrant shall be outstanding,
         --------------------
(a) if the Company shall propose to pay any dividends or make any distribution upon the Common Stock, or (b) if the Company shall offer generally to the holders of Common Stock the right to subscribe to or purchase any shares of any class of Common Stock or securities convertible into Common Stock or any other similar rights, or (c) if there shall be any proposed capital reorganization of the Company in which the Company is not the surviving entity, recapitalization of the capital stock of the Company, consolidation or merger of the Company with or into another corporation, sale, lease or other transfer of all or substantially all of the property and assets of the Company, or voluntary or involuntary dissolution, liquidation or winding up of the Company, or (d) if the Company shall give to its stockholders any notice, report or other communication respecting any significant or special action or event, then in such event, the Company shall give to the Holder, at least ten (10) days prior to the relevant date described below, a notice containing a description of the proposed action or event and stating the date or expected date on which a record of the Company's stockholders is to be taken for any of the foregoing purposes, and the date or expected date on which any such dividend, distribution, subscription, reclassification, reorganization, consolidation, combination, merger, conveyance, sale, lease or transfer, dissolution, liquidation or winding up is to take place and the date or expected date, if any is to be fixed, as of which the holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such event.

         11.  Notice.  Any notice to be given or to be served upon any party in
              ------
connection with the Warrant must be in writing and will be deemed to have been given and received upon confirmed receipt, if sent by facsimile, or two (2) days after it has been submitted for delivery by Federal Express or an equivalent carrier, charges prepaid and addressed to the following addresses with a confirmation of delivery:

          If to the Company, to:

               VidaMed, Inc.
               46107 Landing Parkway
               Fremont, California 94538
               Attn.:  Richard Brounstein
               Telephone:  (510) 492-4940
               Facsimile:  (510) 492-4999

          If to the Holder, to:

               FIELD (Name/Address)

Any party may, at any time by giving written notice to the other party, designate any other address in substitution of an address established pursuant to the foregoing to which such notice will be given.

    12.  Miscellaneous.
         -------------

         (a)  Issue Date.  The provisions of this Warrant shall be construed and
              ----------
shall be given effect in all respect as if it had been issued and delivered by the Company on the date hereof. This Warrant shall be binding upon any successors or assigns of the Company.

         (b)  Restrictions.  The holder hereof acknowledges that the Common
              ------------
Stock acquired upon the exercise of this Warrant may have restrictions upon its resale imposed by state and federal securities laws.

         (c)  Governing Law.  This Agreement shall be governed in all respects
              -------------
by and construed in accordance with the laws of the State of Delaware without any regard to conflicts of laws principles.

         (d)  Successors and Assigns.  Except as otherwise contemplated hereby,
              ----------------------
this Warrant shall be binding upon and inure to the benefit of any successors and assigns of the Company.

                  (remainder of page intentionally left blank)

     IN WITNESS WHEREOF, VIDAMED, INC. has caused this Warrant to be executed by its officers thereunto duly authorized.

Dated: May 20, 1998


                              VIDAMED, INC.


                              By:___________________________________

                              Title:________________________________

                               NOTICE OF EXERCISE
                               ------------------


To:  VIDAMED, INC.

     (1) The undersigned hereby elects to purchase___________ shares of Common Stock of VIDAMED, INC. pursuant to the terms of the attached Warrant, and

     _________ tenders herewith payment of the purchase price in full.

     _________ is electing to convert the Warrant on a "net exercise" basis in accordance with Section 2(b) hereof.

          [please check one of the foregoing lines]

     (2) Please issue a certificate of certificates representing said shares of Common Stock in the name of the undersigned or in such other name as is specified below:



                    ______________________________________
                                    (Name)

                    ______________________________________

                    ______________________________________
                                   (Address)


     (3) The undersigned represents that the aforesaid shares of Common Stock are being acquired for the account of the undersigned for investment and not with a view to, or for resale in connection with, the distribution thereof and that the undersigned has no present intention of distributing or reselling such shares; provided, that such representation shall not be required at such time as the shares of Common Stock underlying this Warrant are registered under the Securities Act of 1933.


____________________________            _______________________________________
(Date)                                  (Signature)

                                ASSIGNMENT FORM
                                ---------------

                   (To assign the foregoing warrant, execute this form and supply required information.
                   Do not use this form to purchase shares.)

     FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to



________________________________________________________________________________
                                 (Please Print)

whose address is _______________________________________________________________
                                 (Please Print)


________________________________________________________________________________


                                          Dated:_______________________, 19____.


                         Holder's Signature:____________________________________

                         Holder's Address:______________________________________



Signature Guaranteed:___________________________________________________________


NOTE: The signature to this Assignment Form must correspond with the name as it appears on the face of the Warrant, without alteration or enlargement or any change whatever, and must be guaranteed by a bank or trust company. Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Warrant.

                                  May 20, 1998



To the Purchasers of
VidaMed, Inc. Common Stock and Warrants
pursuant to Purchase Agreement
dated May 20, 1998

Ladies and Gentlemen:

     Reference is made to the Purchase Agreement, dated as of May 20, 1998 (the "Agreement"), complete with all listed exhibits thereto, by and among VidaMed, Inc., a Delaware corporation (the "Company") and the investors named therein (the "Investors"), which provides for the issuance by the Company to the Investors of shares of Common Stock of the Company (the "Shares") and warrants to purchase additional shares of Common Stock (the "Warrants"). This opinion is rendered to you pursuant to Agreement, and all terms used herein have the meanings defined for them in the Agreement unless otherwise defined herein.

     We have acted as counsel for the Company in connection with the negotiation of the Agreement and the issuance of the Shares and the Warrants. As such counsel, we have made such legal and factual examinations and inquiries as we have deemed advisable or necessary for the purpose of rendering this opinion.
In addition, we have examined, among other things, originals or copies of such corporate records of the Company, certificates of public officials and such other documents and questions of law that we consider necessary or advisable for the purpose of rendering this opinion. In such examination we have assumed the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all copies submitted to us as copies thereof, the legal capacity of natural persons, and the due execution and delivery of all documents (except as to due execution and delivery by the Company) where due execution and delivery are a prerequisite to the effectiveness thereof.

     As used in this opinion, the expression "to our knowledge" with reference to matters of fact means that, after an examination of documents made available to us by the Company, and after inquiries of officers of the Company, but without any further independent factual investigation, we find no reason to believe that the opinions expressed herein are factually incorrect. Further, the expression "to our knowledge" with reference to matters of fact refers to the current actual knowledge of the attorneys of this firm who have worked on matters for the Company solely in connection with the Agreement and the transactions contemplated thereby. Except to the extent expressly set forth herein or as we otherwise believe to be necessary to our opinion, we have not undertaken any independent investigation to determine the existence or absence of any fact, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Company or the rendering of the opinion set forth below.

     For purposes of this opinion, we are assuming that you have all requisite power and authority, and have taken any and all necessary corporate or partnership action, to execute and deliver the Agreement, and we are assuming that the representations and warranties made by the Investors in the Agreement and pursuant thereto are true and correct. We are also assuming that the Investors have acquired the Shares and Warrants, and will acquire the Warrant Shares (as hereinafter defined), for value, in good faith and without notice of any adverse claims within the meaning of the California Uniform Commercial Code.

     The opinions hereinafter expressed are subject to the following qualifications:

          (a) We express no opinion as to the effect of applicable bankruptcy, insolvency, reorganization, moratorium or other similar federal or state laws affecting the rights of creditors and secured parties, including, without limitation, federal, state or other laws regarding fraudulent transfers;

          (b) We express no opinion as to the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or in equity);

          (c) We express no opinion as to compliance with applicable anti-fraud provisions of federal or state securities laws;

          (d) We express no opinion as to the enforceability of the indemnification provisions of Section 7 of the Agreement to the extent the provisions thereof may be subject to limitations of public policy and the effect of applicable statutes and judicial decisions; and

          (e) We are members of the Bar of the State of California and, except as set forth in paragraph 7 below with respect to the securities laws of other states, we are not expressing any opinion as to any matter relating to the laws of any jurisdiction other than the federal laws of the United States of America and the laws of the State of California and the General Corporation Law of the State of Delaware. To the extent this opinion addresses applicable securities laws of states other than the State of California, we have not retained or relied upon the opinions of counsel admitted to the bars of such states, but rather have relied upon compilations of the securities laws of such states contained in reporting services currently available to us.

     Based upon and subject to the foregoing, and except as set forth in the Agreement, we advise you that in our opinion:

     1. The Company is a corporation duly organized and validly existing under, and by virtue of, the laws of the State of Delaware and is in good standing under such laws. The Company has requisite corporate power to own and operate its properties and assets, and to conduct its business. The Company is qualified to do business as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the Company's business, financial condition or results of operations.

     2. The Company has all requisite legal and corporate power to execute and deliver the Agreement and the Warrants, to sell and issue the Shares and issue the Warrants under the Agreement, to issue the shares of Common Stock issuable upon exercise of the Warrants (the "Warrant Shares"), and to carry out and perform its obligations under the terms of the Agreement.

     3. As of the date hereof, the authorized capital stock of the Company consists of 50,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock. The Shares and the Warrants issued under the Agreement are, and the Warrant Shares when issued pursuant to the terms of the Warrants will be, validly issued, fully paid and nonassessable and free of any liens, encumbrances and preemptive or similar rights contained in the Restated Certificate of Incorporation or Bylaws of the Company, or, to our knowledge, in any agreement identified to us as material by which the Company is bound, except as provided or referred to in the Agreement; provided, however, that the Shares, the Warrants and the Warrant Shares (and the Common Stock issuable upon conversion thereof) may be subject to restrictions on transfer under state and/or federal securities laws as set forth in the Agreement. To our knowledge, except for rights described in the Agreement, the SEC Documents, the Restated Certificate of Incorporation or the Bylaws, there are no other options, warrants, conversion privileges or other rights currently outstanding to purchase or otherwise acquire any authorized but unissued shares of capital stock or other securities of the Company, or any other agreements to issue any such securities or rights, pursuant to any written agreement identified to us as material by which the Company is bound.

     4. All corporate action on the part of the Company, its directors and stockholders necessary for the authorization, execution and delivery of the Agreement by the Company, the authorization, sale, issuance and delivery of the Shares, the Warrants and the Warrant Shares and the performance of the Company's obligations under the Agreement has been taken. The Agreement and the Warrants have been duly and validly executed and delivered by the Company and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

     5. The execution, delivery and performance of and compliance with the terms of the Agreement and the issuance of the Shares, the Warrants and the Warrant Shares, do not violate any provision of the Restated Certificate of Incorporation or Bylaws, or, to our knowledge, any provision of any applicable federal or state law, rule or regulation. To our knowledge, the execution, delivery and performance of and compliance with the Agreement and the issuance of the Shares, the Warrants and the Warrant Shares have not resulted and will not result in any material violation of, or constitute a material default under, any indenture, mortgage or deed of trust or other agreement, instrument, court order, judgment or decree binding upon the Company and identified to us as material.

     6. No consent, approval or authorization of or designation, declaration or filing with any United States governmental authority on the part of the Company is required in connection with the valid execution and delivery of the Agreement, or the offer, sale or issuance of the Shares, the Warrants and the Warrant Shares or the consummation of any other transaction contemplated thereby, except the filing with the Nasdaq Stock Market of a notice of listing of additional shares on Form 10b-17.

     This opinion is furnished to the Investors solely for their benefit in connection with the purchase of the Shares and the Warrants, and may not be relied upon by any other person or for any other purpose without our prior written consent.

                              Very truly yours,

                              WILSON, SONSINI, GOODRICH & ROSATI
                              Professional Corporation

                                      -4-

                                       38